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Exhibit 5.3

7 April 2011	Our Ref: DLM/cb/H0527-104690

TO THE ADDRESSEES SET OUT IN SCHEDULE 4

Dear Sirs

TIOXIDE AMERICAS LLC

        We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1) being entered into by Tioxide Americas LLC (the "Company").

        For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.

        In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

        We are Cayman Islands' Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

        Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

  1.
  The Company is an exempted company duly incorporated, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

  2.
  The Company has full corporate power and authority to execute and deliver the Documents and to perform its obligations under the Documents.

  3.
  The Documents have been duly authorised and executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

  4.
  The execution, delivery and performance of the Documents, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

  (a)
  contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

  (b)
  contravene the Memorandum and Articles of Association of the Company.

  5.
  Neither:

  (a)
  the execution, delivery or performance of the Documents; nor

  (b)
  the consummation or performance of any of the transactions contemplated thereby by the Company,

    requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

  6.
  The law chosen in each of the Documents to govern its interpretation would be upheld as a valid choice of law in any action on such Document in the courts of the Cayman Islands (the "Courts" and each a "Court").

  7.
  Save as set out in qualification 2 in Schedule 3, there are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

  8.
  None of the parties to the Documents (other than the Company) is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents.

  9.
  A judgment obtained in a foreign court (other than certain judgments of a superior court of any state of the Commonwealth of Australia) will be recognised and enforced in the Courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands ("the Grand Court"), where the judgment:

  (a)
  is final and conclusive;

  (b)
  is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

  (c)
  is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief (following Bandone Sdn Bhd v Sol Properties Inc., 5 June 2008, unreported); and

  (d)
  was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

  10.
  It is not necessary under the laws of the Cayman Islands that the Documents be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity or enforceability of the Documents.

  11.
  It is not necessary under the laws of the Cayman Islands:

  (a)
  in order to enable any party to the Documents to enforce their rights under the Documents; or

  (b)
  solely by reason of the execution, delivery and performance of the Documents,

    that any party to the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

  12.
  Where any of the Documents contains a provision pursuant to which the Company agrees to submit to the jurisdiction of the courts specified therein, the Company has executed an effective submission to the jurisdiction of such courts.

  13.
  Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court conducted on 4 April 2011 (the "Search Date"), we confirm that, as at 9.00am on the Search Date (the "Search Time"), there are no actions, suits or proceedings pending against the Company before the Grand Court and no steps have been, or are being, taken compulsorily to wind up the Company.

  14.
  Based solely upon our examination of the minute books of the Company as at the time of our examination no resolution voluntarily to wind up the Company has been adopted by its members.

  15.
  A judgment of the Courts may be expressed in a currency other than Cayman Islands dollars.

  16.
  In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

  17.
  There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands.

  18.
  Pursuant to Section 95(2) of the Companies Law, the Court is required to dismiss a winding up petition or adjourn the hearing of a winding up petition on the ground that the petitioner is contractually bound not to present a petition against the Company. Therefore, assuming that the contractual provisions are valid, binding and enforceable under the governing law of the relevant Documents and all other relevant laws (other than the laws of the Cayman Islands) such contractual provisions will be upheld by the Court.

        We hereby consent to the use of this opinion as an exhibit to that certain Registration Statement on Form S-4 (File No. 333-173106) filed by Huntsman International LLC, a Delaware limited liability company, with the Securities and Exchange Commission (the "Registration Statement") and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

        This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS

 SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Registration by Way of Continuation dated 25 June 1999, the Memorandum and Articles of Association as adopted on 25 June 1999, the Register of Members, Register of Directors and Officers, and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.
The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman as at the Search Date.

3.
A Certificate of Good Standing dated 28 March 2011 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

4.
A copy of executed written resolutions of the Board of Directors of the Company dated 28 October 2010 (the "Resolutions").

5.
Executed copies of the following documents (the "Documents"):

(a)
Indenture dated as of 24 September 2010 among Huntsman International LLC as Issuer, the Company as a Guarantor, each of the other Guarantors and the Trustee as set out therein relating to $350,000,000 8 5/8% Senior Subordinated Notes due 2021 (the "Notes");

(b)
Registration Rights Agreements dated 24 September 2010 and 12 November 2010 among Huntsman International LLC, the Company and Goldman Sachs & Co.;

(c)
Purchase Agreements with respect to the Notes dated 24 September 2010 and 28 October 2010 entered into by, among others, the Company, Huntsman International LLC and Goldman Sachs & Co.; and

(d)
Guarantees with respect to the Notes dated as of 24 September 2010 and 12 November 2010 executed by Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia Inc., Huntsman Chemical Purchasing Corporation, Huntsman Enterprises, Inc., Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Financial LLC, Huntsman International Fuels LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide LLC, Huntsman Purchasing, Ltd, Polymer Materials Inc., Tioxide Americas LLC and Tioxide Group.

 SCHEDULE 2

ASSUMPTIONS

1.
There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.
The Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

3.
Each of the Documents constitutes or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.
The choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.
All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.
All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.

7.
The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

8.
No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.
The Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by the Documents is made in good faith and for valuable consideration and at the time of such disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

10.
The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon are genuine. The signatures and initials on the Documents are those of a person or persons given power to execute the Documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest draft of the same produced to us and, where provided in successive drafts, has been marked up to indicate all changes to the Documents.

11.
The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

12.
The Company Records provided to us by the Company's registered office are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

13.
The records of the Company which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein.

14.
There are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the directors of the Company in any way.

15.
The Register of Writs and other Originating Process of the Grand Court examined by us at the Clerk of Court's Office, George Town, Grand Cayman at the Search Date, covering the period six years prior to the Search Date constitute a complete record of the proceedings before the Grand Court as at the Search Date.

16.
The Resolutions are a true and correct copy of the originals of the same, have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

17.
The Resolutions remain in full force and effect and have not been revoked or varied.

18.
No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Company's articles of association as giving rise to the winding up of the Company (if any) has in fact occurred.

 SCHEDULE 3

QUALIFICATIONS

1.
The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, merger, consolidation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)
enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)
claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)
a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)
to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)
to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)
in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)
a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)
the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.
Cayman Islands stamp duty will be payable if the Documents are executed in or brought to the Cayman Islands, or produced before a Court.

3.
A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.
If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

5.
Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of Section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to Section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a "related party" of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.
Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)
under section 146 of the Companies Law at the instance of the company's official liquidator; and

(b)
under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

  provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.
If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company's assets as the Court thinks proper.

8.
Notwithstanding any purported date of execution in the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but any of the Documents may provide that it has retrospective effect as between the parties thereto alone.

9.
The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

10.
Persons who are not party to the Documents (other than persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under the Documents.

11.
Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term "good standing" as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

12.
We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company's constitutional documents to the Company's shareholders or any other person.

13.
Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Cayman Islands, a Court may decline to accept jurisdiction in any matter where:

(a)
it determines that some other jurisdiction is a more appropriate or convenient forum;

(b)
another court of competent jurisdiction has made a determination in respect of the same matter; or

(c)
litigation is pending in respect of the same matter in another jurisdiction.

  Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

14.
Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands, (a) decline to stay proceedings issued in contravention of such provision or (b) refuse leave to serve proceedings out of the Cayman Islands.

 SCHEDULE 4

ADDRESSEES

1.
Huntsman International LLC
500 Huntsman Way
Salt Lake City, Utah
84108
United States of America

2.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah
84111
United States of America

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  Exhibit 5.3
SCHEDULE 1 LIST OF DOCUMENTS EXAMINED
SCHEDULE 2 ASSUMPTIONS
SCHEDULE 3
QUALIFICATIONS
SCHEDULE 4
ADDRESSEES